UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Aon Corporation
(Name of Registrant as Specified In Its Charter)

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May 4, 2011

Dear Fellow Aon Stockholder:

As outlined in our proxy statement mailed on April 8, 2011 for our Annual Meeting of Stockholders to be held on May 20, 2011, we are requesting that you approve the Aon Corporation 2011 Incentive Plan (the “2011 Plan”).

Our current equity incentive plan, the 2001 Aon Stock Incentive Plan (the “2001 Plan”), and our current cash incentive plan, the 2001 Aon Senior Officer Incentive Compensation Plan (the “Cash Incentive Plan”), have expired by their terms in April 2011.  The Board of Directors believes it is in the best interest of Aon and its stockholders to adopt the 2011 Plan.

•                  Aon has not sought approval for additional shares since 2001, when the expired 2001 Plan was approved by stockholders.

•                  The number of shares of common stock requested for the share pool under the 2011 Plan is 25 million shares. Aon estimates that this amount will be sufficient to cover awards for a minimum of three years.  These shares include participation of our legacy Hewitt colleagues, who are eligible to participate in equity-based incentive compensation, following the recent acquisition of Hewitt by Aon.

•                  The 2011 Plan is critical to Aon’s success in attracting and retaining talent in a competitive labor market. Equity awards help create an ownership culture and further align our colleagues’ interests with those of our stockholders. Equity awards under the 2011 Plan create long-term incentives for our colleagues because the awards are generally subject to a multi-year vesting period of at least three years and/or performance measure(s).

•                  The 2011 Plan allows Aon to continue its practice of motivating its senior leaders to achieve superior performance by granting the majority of their equity grants in the form of multi-year performance shares that are forfeited if Aon does not achieve pre-determined EPS performance targets after three years.

•                  The 2011 Plan allows Aon to continue its practice of extending equity grants to a broad base of our colleagues by paying a portion of short-term incentives that are earned for annual performance in the form of restricted stock that vests over three years rather than in current cash. This strengthens stockholder alignment and retention of key talent.

•                  The 2011 Plan will allow Aon to preserve the tax-deductibility of performance-based compensation, such as annual bonuses and performance shares, in excess of $1 million per year to covered proxy officers.

This pay strategy and use of equity compensation has served the company well over the last five years.  GAAP net income from continuing operations has grown from $402 million in 2005 to $733 million in 2010, which reflects a 14% compounded annual growth rate (CAGR) over the 5 year period from 2006-2010.  In addition, Aon’s Total Shareholder Return for the same five-year period ended December 31, 2010 has significantly outperformed our competitors and the broader market:

5-year TSR
Aon Corporation	38.0%
Marsh & McLennan Companies, Inc.	0.3%
Willis Group Holdings plc	9.8%
S&P 500	12.0%

ISS Governance Services (“ISS”) recommended support for our say-on-pay proposal and our Employee Stock Purchase Plan renewal, but based on its customary methodology used to evaluate equity incentive plans, did not recommend support for the 2011 Plan because the proposed share authorization exceeds ISS’ one-size-fits-all formula. In our view, this formula does not reflect important considerations regarding Aon’s specific compensation practices including broad-based equity participation and use of equity for bonus payments in lieu of cash, as described above. These elements are critical in supporting Aon’s business objectives. Important related considerations are the following:

•                  ISS determines its allowable cap on share authorizations (called Shareholder Value Transfer, or “SVT”) based on the equity compensation practices of other large-cap companies (i.e., greater than $2 billion in market capitalization) in Aon’s GICS Industry Group 4030 — Insurance.  There are 57 large-cap companies classified under this Industry Group. Of these, 52 are insurance underwriters (Life & Health, Property & Casualty, Reinsurance, and Multi-Line) and five are insurance brokerage firms like Aon. Aon divested its underwriting businesses in 2008 and, as a result, this ISS comparison group is outdated and inappropriate.  Underwriting is a capital-intensive business that uses relatively less stock than business-services firms that are more labor intensive.

•                  In addition, with the recent acquisition of Hewitt, 60% of Aon’s revenues are now generated by its Risk Solutions business. The remaining 40% is generated by the HR Solutions business, which is even more people intensive.

•                  Labor-intensive business-services firms have greater total compensation requirements to sustain the higher headcount and pay levels for their highly educated and experienced staffs.  Therefore, ISS’s practice of basing Aon’s ‘allowable’ SVT level predominantly on the SVT levels found at insurance underwriters understates the level needed to fully support Aon’s business model, human capital requirements, and performance-oriented culture.

•                  Given that we operate in an intensely competitive environment, our success is closely tied to our ability to recruit and retain talented employees and a strong management team.  Based on publicly disclosed information, our three-year average “burn rate” is in line with our two primary competitors:

Three-year Avg. Burn Rate (1)
Aon Corporation	5.7%
Marsh & McLennan Companies, Inc	5.8%
Willis Group Holdings plc.	5.1%

Our primary direct competitors use significant amounts of equity compensation to attract and retain talent and we would be at a significant competitive disadvantage if the 2011 Plan is not approved and we are unable to incentivize our colleagues using equity awards.

We believe that Aon’s equity grant practices should be evaluated as compared to those of our direct competitors, not those of the less relevant companies considered under the ISS methodology.  Our compensation practices emphasize pay for performance and are consistent with our primary competitors.  This approach has been effective as evidenced by our financial success over the past five years.  Please support our efforts to build stockholder value by voting FOR approval of the Aon Corporation 2011 Incentive Plan.

Thank you.

Very truly yours,

Greg Case

President and CEO

(1) Calculations provided by Frederic W. Cook & Co., Inc., the independent executive compensation consultant to the Organization & Compensation Committee of Aon’s Board of Directors.  “Burn rate” reflects the number of non-performance based equity incentive shares granted annually and performance-based equity incentive shares earned annually as a percent of total shares outstanding.  Equity incentive shares are denominated on an option-equivalent basis whereby each stock option is treated as one share and other full-value equity incentives (e.g., restricted stock and performance shares) are treated as three shares.  The burn rate for all three firms has been calculated in a consistent manner based on data disclosed in each firm’s fiscal 2010 10-K filing.  This methodology is consistent with the methodology applied by ISS.  Note that the ISS proxy advisory report for Aon Corporation discloses a three-year average burn rate of 4.45%, however, this does not include performance shares earned in 2010 and 2009.